Exhibit 5.2

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

November 5, 2015

Vascular Biogenics Ltd.

6 Jonathan Netanyahu St.

Or Yehuda, Israel 60376

Re:	Securities Being Registered under Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United States counsel to you in connection with your filing of a Registration Statement on Form S-3(File No. 333-207250) (as amended or supplemented, the “Registration Statement”) filed on October 2, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Vascular Biogenics Ltd., a company organized under the laws of the State of Israel (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on October 19, 2015. Reference is made to our opinion letter dated October 2, 2015, and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 4, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 2,500,000 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) covered by the Registration Statement together with warrants (the “Warrants”) to purchase an additional 1,250,000 Ordinary Shares (the “Warrant Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have also relied, with the permission of Horn & Co. Law Offices, upon the legal opinion letter of Horn & Co. Law Offices to the Company dated November 5, 2015 with respect to certain matters concerning the Company and its securities.

The opinions set forth below are limited to the law of New York and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Warrants, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the terms of the Warrants, will be valid and binding obligations of the Company under the law of New York, enforceable against the Company in accordance with their terms.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Vascular Biogenics Ltd.

November 5, 2015

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP